EXHIBIT 5.1
SHUMAKER, LOOP & KENDRICK, LLP
November 6, 2006
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604

Re:	HEALTH CARE REIT, INC.
Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Health Care REIT, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Amendment No. 1 to Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of common stock, $1.00 par value per share, of the Company (the “Common Stock”) and 7.5% Series G Cumulative Convertible Preferred Stock, $1.00 par value per share, of the Company (the “Preferred Stock,” and collectively with the Common Stock, the “Securities”) to be issued in mergers (the “Mergers”) pursuant to an Agreement and Plan of Merger, dated as of September 12, 2006, by and among the Company, Heat Merger Sub, LLC, Heat OP Merger Sub, L.P., Windrose Medical Properties Trust and Windrose Medical Properties, L.P., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 12, 2006 (the “Merger Agreement”), as described in the proxy statement/prospectus constituting a part of the Registration Statement (the “Prospectus”).
     In connection with the following opinion, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended (the “Charter”), (ii) the Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the form of Certificate of Designation of the 7.5% Series G Cumulative Convertible Preferred Stock attached as an exhibit to the Merger Agreement (the “Certificate of Designation”), (iv) the resolutions adopted by the Board of Directors of the Company relating to approval of the Merger Agreement and the Certificate of Designation, among other matters (the “Board Resolutions”), (v) the Merger Agreement, (vi) the Registration Statement and the Prospectus included therein, (vii) a certificate of good standing for the Company issued by the Secretary of State of Delaware dated November 6, 2006; and (viii) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

     In reaching the opinions set forth below, we have assumed the following:
(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural peron executing any instrument, document or agreement is legally competent to do so;

(c)	any documents submitted to us as originals are authentic; the form and content of any documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and complete;

(d)	the completion of the Certificate of Designation in accordance with the Board Resolutions, the execution and delivery of the completed Certificate of Designation by a duly authorized representative of the Company and the filing and acceptance of the completed Certificate of Designation by the Secretary of State of the State of Delaware immediately prior to the effective time of the Mergers;

(e)	upon the issuance of the Securities pursuant to the Merger Agreement subsequent to the date hereof, the total number of shares of Common Stock and Preferred stock of the Company issued and outstanding on the date subsequent to the date hereof on which the Securities are issued pursuant to the Merger Agreement will not exceed the total number of shares of Common Stock and Preferred Stock that the Company is authorized to issue under the Charter;

(f)	none of the Securities will be issued or transferred pursuant to the Merger Agreement in violation of the provisions of Article VI of the By-Laws relating to restrictions on issuance and transfer of stock; and

(g)	the Merger Agreement has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms.
     As to questions of fact material to our opinion, we have relied without independent investigation on certificates of public officials and certificates and written representations of officers and directors of the Company, including representations as to factual matters set forth in the Merger Agreement.

     Based upon the foregoing, it is our opinion that, as of the date hereof:
1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Securities issuable pursuant to the Merger Agreement will be legally and validly issued and fully paid and nonassessable when issued and delivered upon completion of the Mergers in accordance with the Board Resolutions and the Merger Agreement and, with respect to the Preferred Stock, the Certificate of Designation.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.
     We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws after the date hereof or any fact or circumstance that may come to our attention after the date hereof.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP